Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the post effective amendment no. 1 registration statement on Form S-8 of 1st Independence Financial Group, Inc. (Company) (333-113163) and in the registration statement of the Company on Form S-8 (333-118198) of our report dated December 7, 2004, appearing in the annual report on Form 10-KSB of the Company for the year ended September 30, 2004.

/s/ BKD, LLP

Louisville, Kentucky

December 23, 2004